Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

800-348-1074, ext. 3333

Carrols Restaurant Group, Inc. Reports Financial Results for the

Third Quarter of 2010

Company to Present at Investor Conference on November 18, 2010

Syracuse, New York — (Businesswire) – November 9, 2010 — Carrols Restaurant Group, Inc. (Nasdaq: TAST), the parent company of Carrols Corporation, today announced financial results for the third quarter ended October 3, 2010.

Highlights for the third quarter of 2010 versus the third quarter of 2009 include:

•

Net income of $4.6 million, or $0.21 per diluted share (including a pre-tax insurance gain of $0.4 million, or $0.01 per diluted share after tax), compared to net income of $5.6 million, or $0.26 per diluted share (including a pre-tax gain on the sale of excess property of $0.2 million, or $0.01 per diluted share after tax);

•	Total revenues increased to $201.6 million from $201.2 million, with a 4.0% increase in revenues for the Company’s Hispanic Brands; and

•	Comparable restaurant sales increased 8.8% at Pollo Tropical®, increased 1.0% at Taco Cabana® and decreased 3.2% at Burger King®;

As of October 3, 2010, the Company owned and operated 552 restaurants, including 306 Burger King, 90 Pollo Tropical and 156 Taco Cabana restaurants, and franchised 33 restaurants.

Alan Vituli, Chairman and Chief Executive Officer of Carrols Restaurant Group, Inc. commented, “Comparable restaurant sales increased at both our Hispanic Brands from continued momentum in customer traffic. Pollo Tropical’s sales trends were exceptionally strong as the brand continues to expand market share through its distinct products, effective marketing and promotions. The combination of higher sales and margins substantially increased Pollo Tropical’s contribution to profitability. Our Burger King restaurants, however, continued to weigh negatively on our overall performance. Comparable restaurant sales remained under pressure at our Burger Kings and profitability was further impacted by aggressive value-oriented promotions and higher commodity costs.”

Third Quarter 2010 Results

Total revenues increased 0.2% to $201.6 million in the third quarter of 2010 from $201.2 million in the third quarter of 2009, while revenues from the Company’s Hispanic Brands increased 4.0% to $111.3 million from $107.0 million.

Pollo Tropical revenues increased 8.1% to $47.6 million during the third quarter of 2010 compared to $44.0 million in the third quarter of 2009. Pollo Tropical comparable restaurant sales increased 8.8%.

Taco Cabana revenues increased 1.1% to $63.7 million during the third quarter of 2010 compared to $63.0 million in the third quarter of 2009. Taco Cabana comparable restaurant sales increased 1.0%.

Burger King revenues decreased 4.0% to $90.4 million during the third quarter of 2010 compared to $94.1 million in the third quarter of 2009. Burger King comparable restaurant sales decreased 3.2%. The Company has closed eight Burger King restaurants, excluding two relocated restaurants, since the beginning of the third quarter of 2009.

General and administrative expenses decreased to $12.0 million in the third quarter of 2010 from $12.8 million in the third quarter of 2009, and as a percentage of total revenues, declined from 6.3% to 6.0%.

Income from operations decreased to $12.1 million in the third quarter of 2010 from $13.5 million in the third quarter of 2009, and as a percentage of total revenues, declined from 6.7% to 6.0%.

Interest expense decreased to $4.7 million in the third quarter of 2010 compared to $4.8 million in the third quarter of 2009 due to debt reductions over the past year and lower interest rates on the Company’s LIBOR based borrowings.

Net income in the third quarter of 2010 was $4.6 million, or $0.21 per diluted share, compared to net income in the third quarter of 2009 of $5.6 million, or $0.26 per diluted share. The third quarter of 2010 included a $0.4 million pre-tax insurance gain ($0.01 per diluted share, after tax) and the third quarter of 2009 included a $0.2 million pre-tax gain on the sale of excess property ($0.01 per diluted share, after tax).

Nine Months Results

For the nine months ended September 30, 2010, total revenues decreased 0.9% to $601.2 million from $606.4 million in the same period last year. Net income was $9.3 million, or $0.43 per diluted share, compared to $17.7 million, or $0.81 per diluted share, for the nine months ended September 30, 2009.

2010 Outlook

Based upon year-to-date results and expectations for the fourth quarter of 2010, the Company is providing the following updated outlook for the full year:

•

The 2010 fiscal year and the fourth quarter of 2010 have one less week than 2009, the effect of which is estimated to negatively impact revenues by approximately $13.6 million and earnings by $0.07 per diluted share;

•

Comparable restaurant sales for Pollo Tropical are expected to increase approximately 6%, Taco Cabana comparable restaurant sales are expected to be flat, and Burger King comparable restaurant sales are expected to decrease approximately 3% to 4%;

•	Commodity costs are expected to decrease 1% to 2% for Pollo Tropical, to be flat to up 1% for Taco Cabana and to increase 4% to 5% for Burger King;

•

For the full year, the Company anticipates the opening of three Hispanic Brand restaurants, as well as the closing of one Pollo Tropical, one Taco Cabana and seven Burger King restaurants (net of one relocation);

•	General and administrative expense is expected to decrease 3% to 4% compared to 2009;

•	Total capital expenditures are now expected to be at the lower end of the Company’s $40 to $45 million estimated range;

•	Debt reduction is anticipated to be between $8 million and $12 million; and,

•	The Company’s estimated annual effective tax rate is expected to be approximately 37%.

Mr. Vituli concluded, “We were pleased with the performance of our Hispanic Brands, particularly in light of the slow economic and consumer recovery. We remain focused on evolving these brands and to further differentiate them from conventional quick-service restaurants with our initiatives to enhance guest service models and with the remodeling of restaurants in certain of our markets. We are encouraged by initial results and are hopefully laying the groundwork for sustainable long-term growth as we enter new markets. Finally, given the recent ownership and leadership changes at Burger King Corporation, we anxiously await a review of the brand’s marketing and promotional strategy, but remain cautious with respect to a near-term turnaround.”

Conference Call Today

The Company will host a conference call to discuss the third quarter 2010 financial results today at 8:30 AM Eastern Time.

The conference call can be accessed live over the phone by dialing 877-941-8418 or for international callers by dialing 480-629-9809. A replay will be available one hour after the call and can be accessed by dialing 800-406-7325 or for international callers by dialing 303-590-3030; the passcode is 4378461. The replay will be available until Tuesday, November 16, 2010. The call will be webcast live from the Company’s website at www.carrols.com, under the investor relations section.

Investor Conference Presentation on November 18, 2010

The Company will present at the Bank of America Merrill Lynch Credit Conference on Thursday, November 18, 2010 at the New York Marriott Marquis Hotel in New York City. The presentation will begin at 3:40 PM Eastern Time and will be webcast live from the Company’s website at www.carrols.com, under the investor relations section.

About the Company

Carrols Restaurant Group, Inc., operating through its subsidiaries, including Carrols Corporation, is one of the largest restaurant companies in the United States. The Company operates three restaurant brands in the quick-casual and quick-service restaurant segments with 552 company-owned and operated restaurants in 17 states as of October 3, 2010, and 33 franchised restaurants in the United States, Puerto Rico, Ecuador, Honduras, Trinidad and the Bahamas. Carrols Restaurant Group owns and operates two Hispanic Brand restaurants, Pollo Tropical and Taco Cabana. It is also the largest Burger King franchisee, based on number of restaurants, and has operated Burger King restaurants since 1976.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent the Company’s expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects”, “intends” or similar expressions. In addition, expressions of our strategies, intentions or plans are also forward-looking statements. Such statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in the Company’s and Carrols Corporation’s filings with the Securities and Exchange Commission.

Carrols Restaurant Group, Inc.

Consolidated Statements of Operations

(in thousands except share and per share amounts)

	(unaudited) Three Months Ended September 30, (a)		(unaudited) Nine Months Ended September 30, (a)
	2010	2009	2010	2009
Revenues:
Restaurant sales	$201,272	$200,802	$600,080	605,326
Franchise royalty revenues and fees	353	364	1,165	1,117

Total revenues	201,625	201,166	601,245	606,443

Costs and expenses:
Cost of sales	60,093	57,662	182,260	175,284
Restaurant wages and related expenses (b)	59,027	59,109	177,772	176,896
Restaurant rent expense	12,035	12,383	36,623	37,217
Other restaurant operating expenses	29,649	29,841	86,986	88,541
Advertising expense	8,856	7,974	23,460	23,552
General and administrative expenses (b)	12,022	12,766	37,196	38,682
Depreciation and amortization	8,080	8,080	24,315	23,833
Impairment and other lease charges	191	46	4,092	400
Other income	(400)	(220)	(400)	(799)

Total costs and expenses	189,553	187,641	572,304	563,606

Income from operations	12,072	13,525	28,941	42,837
Interest expense	4,693	4,834	14,144	14,908

Income before income taxes	7,379	8,691	14,797	27,929
Provision for income taxes	2,786	3,094	5,455	10,241

Net income (c)	$4,593	$5,597	9,342	17,688

Basic net income per share	$0.21	$0.26	$0.43	$0.82

Diluted net income per share	$0.21	$0.26	$0.43	$0.81

Basic weighted average common shares outstanding	21,623	21,594	21,619	21,593

Diluted weighted average common shares outstanding	21,777	21,845	21,820	21,741

(a)	The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The 2010 fiscal year is a 52 week fiscal period and the 2009 fiscal year was a 53 week fiscal period. For convenience, all references to the three and nine months ended October 3, 2010 and September 27, 2009 are referred to as the three and nine months ended September 30, 2010 and September 30, 2009, respectively. The three and nine months ended September 30, 2010 and 2009 each included 13 and 39 weeks, respectively.

(b)	Restaurant wages and related expenses include stock-based compensation expense of $21 and $51 for the three months ended September 30, 2010 and 2009, respectively, and $49 and $156 for the nine months ended September 30, 2010 and 2009, respectively. General and administrative expenses include stock-based compensation expense of $402 and $296 for the three months ended September 30, 2010 and 2009, respectively, and $1,183 and $899 for the nine months ended September 30, 2010 and 2009, respectively.

(c)	The consolidated financial results for Carrols Corporation, the sole operating subsidiary of Carrols Restaurant Group, Inc., differ from the above by a slight difference in rent expense. Consolidated net income for Carrols Corporation for the three months ended September 30, 2010 and 2009 was $4,595 and $5,599, respectively, and $9,347 and $17,693 for the nine months ended September 30, 2010 and 2009, respectively.

Carrols Restaurant Group, Inc.

The following table sets forth certain unaudited supplemental financial and other restaurant data for the periods indicated (in thousands, except number of restaurants):

	(unaudited) Three Months Ended September 30,		(unaudited) Nine Months Ended September 30,
	2010	2009	2010	2009
Segment revenues:
Burger King	$90,356	$94,132	$271,431	$284,163
Pollo Tropical	47,567	44,021	139,873	132,737
Taco Cabana	63,702	63,013	189,941	189,543

Total revenues	$201,625	$201,166	$601,245	$606,443

Change in comparable restaurant sales: (a)
Burger King	(3.2)%	(6.1)%	(3.7)%	(2.3)%
Pollo Tropical	8.8%	(0.1)%	6.3%	(2.0)%
Taco Cabana	1.0%	(4.3)%	(0.3)%	(3.4)%

Adjusted Segment EBITDA: (b)
Burger King	$6,394	$8,822	$15,702	$24,894
Pollo Tropical	7,489	6,294	22,361	19,526
Taco Cabana	6,483	6,662	20,117	22,906

Average sales per restaurant: (c)
Burger King	$295	$302	$879	$907
Pollo Tropical	526	481	1,538	1,452
Taco Cabana	409	406	1,219	1,227

New restaurant openings:
Burger King	—	—	1	1
Pollo Tropical	—	—	—	1
Taco Cabana	1	1	1	3

Total new restaurant openings	1	1	2	5

Restaurant closings:
Burger King	(3)	—	(7)	(2)
Pollo Tropical	—	—	(1)	(1)
Taco Cabana	—	—	(1)	(2)

Net new restaurants	(2)	1	(7)	—

Number of company owned restaurants:
Burger King	306	314
Pollo Tropical	90	91
Taco Cabana	156	155

Total company owned restaurants	552	560

	At 9/30/10	At 12/31/09
Long-term debt (d)	$275,532	$283,092

(a)	Restaurants are included in comparable restaurant sales after they have been open for 12 months for Burger King restaurants and 18 months for Pollo Tropical and Taco Cabana restaurants.

(b)

Adjusted Segment EBITDA is defined as earnings attributable to the applicable segment before interest, income taxes, depreciation and amortization, impairment and other lease charges, stock-based compensation expense, other loss (income) and gains and losses on extinguishment of debt. Adjusted Segment EBITDA is used because it is the measure of segment profit or loss reported to our chief operating decision maker for purposes of allocating resources to the segments and assessing each segment’s performance. This may not be necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Adjusted Segment EBITDA for Burger King restaurants includes general and administrative expenses related directly to the Burger King segment as well as the expenses associated with administrative support to all three of the Company’s segments including executive management, information systems and certain accounting, legal and other administrative functions.

(c)	Average sales for company-owned or operated restaurants are derived by dividing restaurant sales for such period for the applicable segment by the average number of restaurants for the applicable segment for such period.

(d)	Long-term debt (including current portion) at October 3, 2010 included $165,000 of the Company’s 9% senior subordinated notes, $99,265 of outstanding borrowings under its senior credit facility, $10,046 of lease financing obligations and $1,221 of capital lease obligations. Long-term debt at January 3, 2010 (including current portion) included $165,000 of the Company’s 9% senior subordinated notes, $106,900 of outstanding borrowings under its senior credit facility, $9,999 of lease financing obligations and $1,193 of capital lease obligations.